Exhibit 99.(h)(55)

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

600 WEST BROADWAY, 30TH FLOOR

SAN DIEGO, CALIFORNIA 92101

May 28, 2009

Nicholas-Applegate Capital Management, LLC

600 West Broadway, 29th Floor

San Diego, California 92101

RE:  Amendment to Administration Agreement

Ladies and Gentlemen:

This will confirm our agreement that Schedule A to the Administration Agreement between us dated January 23, 2006 is hereby amended.  The full list of Funds covered by the Agreement and the annual administration fee with respect to each such Fund shall be as set forth on Exhibit A hereto.

In all other respects, the Administration Agreement will remain in full force and effect.  Please sign this letter below to confirm your agreement with this amendment.

Sincerely,

/s/
Deborah A. Wussow
Treasurer

AGREED:
Nicholas-Applegate Capital Management, LLC

By:	/s/
Charles H. Field, Jr.
General Counsel

SCHEDULE A

ADMINISTRATION AGREEMENT

NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

MAY 28, 2009

	Class I (%) - Fee Rates
	Core	Other
Fund	Expenses	Expenses	Total
US Ultra Micro Cap	0.18%	0.55%	0.73%
US Micro Cap	0.18%	0.36%	0.54%
US Emerging Growth	0.16%	0.25%	0.41%
US Small to Mid Cap Growth	0.20%	0.20%	0.40%
US Systematic Large Cap Growth	0.17%	0.47%	0.64%
US Convertible	0.09%	0.35%	0.44%
Global Select	0.12%	0.35%	0.47%
International Growth	0.17%	0.10%	0.27%
International Growth Opportunities	0.27%	0.42%	0.69%
Emerging Markets	0.17%	0.25%	0.42%
International Systematic	0.18%	0.30%	0.48%
US High Yield Bond	0.07%	0.13%	0.20%

	Class II (%) - Fee Rates
	Core	Other
Fund	Expenses	Expenses	Total
US Micro Cap	0.00%	0.29%	0.29%
US Emerging Growth	0.01%	0.25%	0.26%
US Small to Mid Cap Growth	0.05%	0.20%	0.25%
US Systematic Large Cap Growth	0.02%	0.47%	0.49%
US Convertible	0.04%	0.30%	0.34%
Global Select	0.07%	0.35%	0.42%
International Growth	0.02%	0.10%	0.12%
International Growth Opportunities	0.12%	0.42%	0.54%
Emerging Markets	0.07%	0.25%	0.32%
International Systematic	0.03%	0.30%	0.33%
US High Yield Bond	0.02%	0.13%	0.15%

	Class III (%) - Fee Rates
	Core	Other
Fund	Expenses	Expenses	Total
US Micro Cap	0.03%	0.36%	0.39%
US Convertible Fund	0.02%	0.24%	0.26%
International Growth Opportunities	0.07%	0.42%	0.49%
International Systematic	0.02%	0.21%	0.23%

	Class IV (%) - Fee Rates
	Core	Other
Fund	Expenses	Expenses	Total
US Convertible Fund	0.00%	0.19%	0.19%
International Growth Opportunities	0.02%	0.42%	0.44%

	Class R (%) - Fee Rates
	Core	Other
Fund	Expenses	Expenses	12b-1	Total
US Emerging Growth	0.16%	0.25%	0.25%	0.66%
US Small to Mid Cap Growth	0.20%	0.20%	0.25%	0.65%
US Systematic Large Cap Growth	0.17%	0.47%	0.25%	0.89%
Global Select	0.12%	0.35%	0.25%	0.72%
International Growth	0.17%	0.10%	0.25%	0.52%
Emerging Markets	0.17%	0.25%	0.25%	0.42%
International Systematic	0.18%	0.30%	0.25%	0.73%
US High Yield Bond	0.07%	0.13%	0.25%	0.45%